Exhibit 21.1

SUBSIDIARIES OF REPUBLIC AIRWAYS HOLDINGS, INC.

Name	Jurisdiction of Incorporation
Republic Airways Holdings Inc.	Delaware
Republic Airways Inc.	Indianapolis
Mesa Airlines, Inc.	Nevada
Lynx Aviation, Inc.	Indianapolis
Republic Airways Services, Inc.	New York
Carmel Finance 2015 LLC	Delaware
Brickyard Lane Holding LLC	Delaware
1 Brickyard Lane LLC	Delaware
25 Brickyard Lane LLC	Delaware
Mesa Pilot Development, LLC	Arizona
Leadership In Flight Training Academy, LLC	Indianapolis
LIFT Aircraft, LLC	Indianapolis
LIFT Maintenance, LLC	Indianapolis
LIFT Connection LLC	Indianapolis
Brickyard Connection, LLC	Florida